Exhibit 99.2

Four Radnor Corporate Center, Suite 200

Radnor, PA 19087

Ph: (610) 687-8900 Fax: (610) 687-3688

FOR IMMEDIATE RELEASE

PENN VIRGINIA CORPORATION ANNOUNCES

CLOSING OF EAGLE FORD SHALE ACQUISITION

RADNOR, PA (BusinessWire) April 24, 2013 – Penn Virginia Corporation (NYSE: PVA) today announced that it has closed its previously announced acquisition of producing properties and undeveloped leasehold interests in the Eagle Ford Shale play from Magnum Hunter Resources Corporation (NYSE: MHR) for approximately $360 million in cash and the issuance of 10 million shares of common stock. The acquisition had an effective date of January 1, 2013 and the purchase price adjustment paid to MHR at closing in cash was approximately $19 million, along with the assumption of approximately $16 million of net current liabilities.

The cash portion of the purchase price was funded by proceeds from the private placement of debt securities.

RBC Capital Markets served as our exclusive financial advisor on the transaction.

In conjunction with the closing of the acquisition, we have added a West Texas Intermediate (WTI) oil swap for 2,000 barrels of oil per day at a price of $90.43 per barrel from May 1, 2013 to December 31, 2013. This brings our crude oil hedges to approximately 67 percent of the mid-point of oil production guidance for 2013, including expected oil production from the acquired assets.

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Penn Virginia Corporation (NYSE: PVA) is an independent oil and gas company engaged primarily in the development, exploration and production of oil and natural gas in various domestic onshore regions including Texas, Oklahoma, Mississippi and Pennsylvania. For more information, please visit our website at www.pennvirginia.com.

Contact:	James W. Dean
Vice President, Corporate Development
Ph: (610) 687-7531 Fax: (610) 687-3688
E-Mail: invest@pennvirginia.com